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                                                                    Exhibit 4.17

                                   QIAGEN N.V.
                                CHANGE IN CONTROL
                                    AGREEMENT

     This Agreement is entered into as of the 30th day of September, 2002 by and between QIAGEN N.V., a corporation organized under the laws of the Netherlands (the "Company") and Dr. Metin Colpan (the "Executive").

     WHEREAS the Executive is the Managing Director of the Company and has been employed in such capacity since 1996;

     WHEREAS because of the skills and experience of the Executive and his knowledge of the Company, his service to the Company is very important to the future success of the Company;

     WHEREAS the Executive desires to enter into this Agreement to provide him with certain financial protection in the event of a change in control of the Company; and

     WHEREAS the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Change in Control Defined. As used herein, a "Change in Control" shall be deemed to have occurred if (i) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions; or (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation.

2. Vesting on a Change in Control. Upon the effective date of a Change in Control, all options to purchase common shares of the Company held by Executive as of such date and granted to the Executive after execution of this Agreement) shall be immediately 100% fully vested and shall be otherwise exercisable in accordance with the terms of the stock option agreement, pursuant to which they were granted.

3. Compensation. In the event that there is a Change in Control, the Company shall pay to the Executive a single payment equal to (a) five times the Executive's annual salary during the preceding one-year period, including the year of such termination, plus (b) 100% of the Executive's annual bonus as agreed prior to the Change of Control.

4. No Duplication of Compensation or Benefits. The Executive's compensation set forth in Sections 2 and 3 above shall replace, and be provided in lieu of, any severance compensation and benefits that may be provided to Executive under any other agreement with the exception of approved agreements with subsidiaries of QIAGEN N.V.; provided, that this prohibition against duplication shall not be construed to otherwise limit Executive's rights as to payments or benefits

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provided under any pension plan, deferred compensation, stock, stock option or similar plan sponsored by the Company; and further provided, that notwithstanding the foregoing, all other rights and obligations set forth in Executive's Employment Agreement shall continue as provided for therein.

5. Enforceability; Reduction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

6. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the specific subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

8. Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

9. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Netherlands, without giving effect to the conflict of law principles thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         COMPANY:

                                         QIAGEN N.V.

                                         By: /s/ Prof. Dr. Detlev H. Riesner
                                             ----------------------------------
                                         Prof. Dr. Detlev H. Riesner
                                         Chairman of the Supervisory Board

                                         EXECUTIVE:

                                         /s/ Metin Colpan
                                         --------------------------------------
                                         Metin Colpan
                                         Chief Financial Officer

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